UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):April 26, 2005 (April 25, 2005)

                                DST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                  1-14036                      43-1581814
          (Commission File Number) (I.R.S. Employer Identification No.)

            333 West 11th Street, Kansas City, Missouri   64105
           (Address of principal executive offices)     (Zip Code)

                                 (816) 435-1000
               Registrant's telephone number, including area code

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  Results of Operations and Financial Condition

         See attached as Exhibit 99.1 to this Form 8-K a News Release dated April 25, 2005 ("Earnings Press Release") concerning the announcement of financial results for the quarter ended March 31, 2005.

         The information in this Item 2.02, and Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless expressly incorporated into a filing of DST under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act made after the date hereof, the information contained in this Item 2.02 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of DST, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01  Financial Statements and Exhibits

(c). Exhibits.

Exhibit
Number            Description

99.1              News Release dated April 25, 2005

                                   Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of April, 2005.

                         DST SYSTEMS, INC.


                         By:  /s/ Randall D. Young
                         Name:    Randall D. Young
                         Title:   Vice President, General Counsel and Secretary

                                                                 Exhibit 99.1

        DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

KANSAS CITY, MO. (April 25, 2005) - DST's consolidated net income for the first quarter 2005 was $49.2 million ($0.61 per diluted share) compared to first quarter 2004 net income of $51.6 million ($0.60 per diluted share). First quarter 2005 results include $0.9 million of net after tax gains on securities and first quarter 2004 results include $1.3 million of net after tax gains on securities.

The management of DST analyzes historical results adjusted for certain items, such as those described above, that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

Excluding the above mentioned items recorded in both the first quarters of 2005 and 2004, DST's consolidated net income for the quarter ended March 31, 2005 would have been $48.3 million ($0.60 per diluted share) compared to first quarter 2004 net income of $50.3 million ($0.58 per diluted share), a 4.0% decrease in net income and a 3.4% increase in diluted earnings per share.

Financial Overview

Revenues
The following table summarizes the Company's revenues by segment (in millions):

                                                 Quarter ended
                                                   March 31,
                                         -------------------------------
                                             2005             2004
                                         --------------   --------------
  Revenues
    Financial Services
      Operating                           $     279.7      $     271.6
      OOP reimbursements                         43.2             37.8
                                         --------------   --------------
                                          $     322.9      $     309.4
                                         ==============   ==============

     Output Solutions
      Operating                           $     128.4      $     120.9
      OOP reimbursements                        152.3            146.4
                                         --------------   --------------
                                          $     280.7      $     267.3
                                         ==============   ==============

     Customer Management
      Operating                          $       46.3      $      50.0
      OOP reimbursements                         13.2             14.0
                                         --------------   --------------
                                         $       59.5      $      64.0
                                         ==============   ==============

     Investments and Other
      Operating                            $     18.0     $       15.4
      OOP reimbursements                          0.1              0.1
                                         --------------   --------------
                                           $     18.1     $       15.5
                                         ==============   ==============

     Eliminations
      Operating                           $     (35.3)    $      (27.9)
      OOP reimbursements                        (17.6)           (18.8)
                                         --------------   --------------
                                          $     (52.9)    $      (46.7)
                                         ==============   ==============

     Total Revenues
      Operating                           $     437.1      $     430.0
      OOP reimbursements                        191.2            179.5
                                         --------------   --------------
                                          $     628.3      $     609.5
                                         ==============   ==============

Consolidated operating revenues for the quarter increased $7.1 million or 1.7% over the prior year quarter. Financial Services operating revenues increased 3.0%, principally from higher consumer risk transfer program revenues and U.S. mutual fund servicing revenues, partially offset by lower international software license revenues. Output Solutions operating revenues increased 6.2% from higher telecommunications and banking industry revenues. Customer Management operating revenues decreased 7.4% from lower processing and software service revenues. Consolidated Out-of-Pocket ("OOP") reimbursements increased $11.7 million or 6.5% from the prior year quarter, principally from higher volumes.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                                  Quarter ended
                                                    March 31,
                                          -------------------------------
                                              2005             2004
                                          --------------   --------------
  Income from operations
  Financial Services                      $       53.6     $       58.0
  Output Solutions                                11.9              9.2
  Customer Management                              7.6             10.9
  Investments and Other                            3.7              3.8
                                          --------------   --------------
                                          $       76.8     $       81.9
                                          ==============   ==============

Consolidated income from operations for the quarter decreased $5.1 million or 6.2% over the prior year quarter. The current quarter also included $6.4 million ($0.05 per diluted share) of compensation expense across all segments related to the restricted stock grant that occurred in November 2004 resulting from the Company's decision to use restricted stock as a more cost effective form of equity-based long term compensation. Financial Services segment operating income decreased primarily from a decline in international software license revenue of $4.8 million and $4.4 million of compensation expense related to the 2004 restricted stock grant. Output Solutions segment operating income increased primarily from higher revenues partially offset by $1.2 million of restricted stock compensation expense. Customer Management segment operating income decreased from lower revenues and $0.6 million of restricted stock compensation expense.

Segment Results

Financial Services Segment

Financial Services segment operating revenues (excluding OOP reimbursements) for the first quarter 2005 were $279.7 million, an increase of $8.1 million or 3.0% over the first quarter 2004. U.S. Financial Services segment operating revenues in the first quarter 2005 increased $13.3 million or 5.5% over the prior year quarter. The increase in U.S. revenues resulted from higher lock\line related revenues from increases in supported customers and expanded service offerings and increased U.S. mutual fund servicing revenues.

U.S. mutual fund open shareowner accounts serviced totaled 94.0 million at March 31, 2005, a net increase of 1.8 million or 2.0% from the 92.2 million serviced at December 31, 2004. The net increase included 1.0 million accounts from new client conversions. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 37.4 million at March 31, 2005, an increase of 1.1 million or 3.0% from the 36.3 million serviced at December 31, 2004. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased IRAs and Section 529 Savings plan accounts, of which 0.5 million related to client conversions. During the period April 1-15, 2005, accounts serviced increased 0.5 million, of which 0.3 million were retirement and savings plan accounts.

During the quarter, DST received no new client commitments. The Company currently has commitments from four mutual fund complexes with a combined total of 6.2 million shareowner accounts and one insurance client with 200,000 401(k) participants. These new clients will be converted throughout the remainder of 2005. DST is actively pursuing an additional 16 potential new clients with a combined total of approximately 20-22 million accounts.

EquiServe shareowner accounts serviced totaled 17.6 million at March 31, 2005, a decrease of 400,000 during the quarter, primarily from clients offering redemption programs for small investors and shareowner account attrition.

International Financial Services operating revenues totaled $26.1 million for the first quarter 2005, a decrease of $5.2 million or 16.6% over the prior year quarter, primarily from lower software license revenues.

Financial Services segment income from operations for the first quarter 2005 decreased $4.4 million or 7.6% over the prior year quarter to $53.6 million. Costs and expenses increased 8.5% compared to the prior year quarter, primarily from higher OOP expenses associated with higher OOP revenues, additional compensation expense of $4.5 million related to the 2004 restricted stock grant and increased lock\line costs to support revenue growth. EquiServe costs and expenses declined from the 2004 quarter from cost containment activities. Depreciation and amortization costs decreased $1.4 million or 5.6% compared to the prior year quarter, primarily attributable to lower capital expenditures. Operating margin for the quarter decreased from 21.4% in the prior year quarter to 19.2% principally from the decline in international software licenses and compensation expense resulting from the restricted stock grant.

Output Solutions Segment

Output Solutions segment operating revenues for the quarter ended March 31, 2005 were $128.4 million, an increase of $7.5 million or 6.2% from first quarter 2004, principally from higher telecommunications and banking industry revenues. Items mailed increased 1.9% to 437 million compared to first quarter 2004.

Output Solutions segment income from operations for the first quarter 2005 increased $2.7 million or 29.3% over the first quarter 2004 to $11.9 million. Costs and expenses increased $11.2 million or 4.5% from the first quarter 2004, reflecting higher OOP costs associated with higher volumes and higher personnel costs, including additional compensation expense of $1.2 million related to the 2004 restricted stock grant. Depreciation and amortization decreased $0.5 million compared to the prior year quarter, primarily from lower capital expenditures. 2004 results include $0.6 million of costs associated with facility and other consolidations.

Customer Management Segment

Customer Management segment operating revenues for the quarter ended March 31, 2005 were $46.3 million, a decrease of $3.7 million or 7.4% over the 2004 quarter. Processing and software service revenues for the quarter decreased $3.6 million or 7.3%, partially offset by higher professional services revenues. Total cable and satellite subscribers serviced were 36.2 million at March 31, 2005, a decrease of 3.2% compared to year end 2004 levels, primarily from a decrease in international cable subscribers serviced, partially offset by an increase in U.S. satellite subscribers.

Customer Management segment income from operations for the first quarter 2005 decreased $3.3 million or 30.3% over the prior year quarter to $7.6 million. Costs and expenses decreased $1.4 million or 2.7% from the first quarter 2004, primarily due to lower variable operating costs partially offset by additional compensation expense of $0.6 million related to the 2004 restricted stock grant and increased development costs for Collabrent. Depreciation and amortization increased $0.2 million compared to the prior year quarter, primarily from the amortization of capitalized software for the first operational components of Collabrent and increased capital expenditures.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $18.0 million for the quarter ended March 31, 2005, an increase of $2.6 million from the prior year quarter, reflecting increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended March 31, 2005 decreased $0.1 million over the prior year quarter principally from $0.1 million of restricted stock compensation expense.

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                         Quarter ended
                                           March 31,
                                  -----------------------------
                                      2005           2004
                                  -------------- --------------

  BFDS                            $       4.0    $       3.2
  IFDS                                    4.2            1.9
  Other                                  (0.3)
                                  -------------- --------------
                                   $      7.9    $       5.1
                                  ============== ==============

The increase in BFDS earnings resulted from higher revenues as accounts serviced increased and operational efficiencies. IFDS earnings increased primarily due to higher levels of accounts serviced as compared to the prior year quarter and the recognition of a deferred tax asset related to the entity's prior years loss carryforwards. Accounts serviced by IFDS U.K. were 5.3 million at March 31, 2005. Accounts serviced by IFDS Canada were 6.2 million at March 31, 2005. IFDS UK and Canada accounts serviced were substantially unchanged from year end 2004 levels.

Other income, net

Other income was $7.7 million for the first quarter 2005, of which $5.4 million primarily related to interest and dividend income and $1.4 million related to net gains on securities. Other income was $6.5 million for the first quarter 2004, of which $3.7 million primarily related to interest and dividend income and $2.0 million related to net gains on securities.

Interest expense

Interest expense was $16.6 million for the quarter ended March 31, 2005, compared to $13.5 million in the prior year quarter, principally from higher average borrowings on the syndicated line of credit, interest expense associated with the forward stock purchase agreement described below and higher average interest rates

Income taxes

DST's effective tax rate was 35.2% for the quarter ended March 31, 2005 and 35.5% for the quarter ended March 31, 2004. The 2005 income tax rate was lower than the 2004 rate primarily as a result of certain tax aspects of international operations.

Share Repurchase Program

On January 3, 2005, the Company entered into a forward stock purchase agreement that requires physical settlement of the shares. As of March 31, 2005, 2,085,100 shares had been purchased under this agreement, which includes 684,000 shares acquired under a previous forward contract in 2004. The cost to settle this agreement as of March 31, 2005 was $106.6 million. Since the forward contract requires physical settlement, the settlement value has been reflected as a liability on the Company's balance sheet with a corresponding reduction in stockholders' equity and shares outstanding.

As of March 31, 2005, the Company has purchased a total of 7,785,600 shares under the current 11.5 million share repurchase authorization, including the shares under the forward purchase agreement previously mentioned. At March 31, 2005, shares outstanding were 78.5 million.

Acquisition of Health Plan Solutions

On April 8, 2005, the Company announced that a subsidiary had entered into a definitive agreement with Computer Sciences Corporation (NYSE: CSC) under which the subsidiary will acquire CSC's Health Plans Solutions ("HPS") business for
7.129 million shares of CSC common stock held by the DST subsidiary. HPS is an enterprise software developer, software application services provider and business process outsourcer for the U.S. commercial healthcare industry.

The exchange value of the CSC shares at closing will be $45.53 per share. On that basis, HPS will also hold $224.6 million of cash at the time of the exchange.

The transaction has been structured in accordance with Section 355 of the Internal Revenue Code. Accordingly, the Company does not expect to recognize a taxable gain as a result of the exchange.

The closing of the transaction is subject to a number of closing conditions and the receipt of tax opinions. Subject to the satisfaction of those conditions, the transaction is expected to close by April 29, 2005.

Sale of EquiServe

A necessary regulatory approval for the previously announced sale of EquiServe to Computershare Ltd. has not yet been received. DST expects the sale to close in the second quarter of 2005.

Accounting Standards

There is a proposed accounting standard that would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed standard involves an amendment to SFAS 128 Earnings per Share. The proposed amendment, which is designed for convergence with international accounting standards, would require the use of the "if-converted" method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Accordingly, the Company's stated intention to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts would no longer be accepted under SFAS 128. The proposed amendment to SFAS 128 is expected to be issued in the third quarter 2005, and would require retroactive restatement of a company's diluted earnings per share calculations. This would require the Company to restate its 2003, 2004 and 2005 diluted earnings per share calculations. Under the proposed amended SFAS 128 "if converted" method, in calculating diluted earnings per share the Company would need to increase net income for the interest expense associated with the convertible debentures, net of tax, and increase the incremental shares assumed to be issued upon conversion to 17.1 million shares, the amount of shares that would be issued if all $840 million of convertible debentures would be converted to equity. Under this method, diluted earnings per share would have been $0.56 for each of the three months ended March 31, 2005 and 2004.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but does not affect DST's ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                                For the Three Months
                                                  ended March 31,
                                               2005             2004
                                         ---------------   --------------

  Operating revenues                     $    437.1        $    430.0
  Out-of-pocket reimbursements                191.2             179.5
                                         ---------------   --------------
    Total revenues                            628.3             609.5

  Costs and expenses                          515.7             491.2
  Depreciation and amortization                35.8              36.4
                                         ---------------   --------------

  Income from operations                       76.8              81.9

  Interest expense                            (16.6)            (13.5)
  Other income, net                             7.7               6.5
  Equity in earnings of
       unconsolidated affiliates                7.9               5.1
                                         ---------------   --------------

  Income before income taxes                   75.8              80.0
  Income taxes                                 26.6              28.4
                                         ---------------   --------------

  Net income                             $     49.2        $     51.6
                                         ===============   ==============

  Average common shares outstanding            78.4              84.1
  Diluted shares outstanding                   80.9              86.5

  Basic earnings per share               $     0.63        $     0.61
  Diluted earnings per share             $     0.61        $     0.60

                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (In millions)
                                   (Unaudited)

                                            March 31,        December 31,
  Selected Balance Sheet Information          2005              2004
                                         ---------------   --------------

  Cash                                   $         110     $       107
  Total assets                                   3,450           3,384
  Total debt                                     1,513           1,483
  Total stockholders' equity                       620             746

                                                For the Three Months
                                                  Ended March 31,
  Selected Cash Flow Information              2005              2004
                                         ---------------   --------------

  Capital expenditures
    Operating segments                   $          29       $      28
    Investments and Other segment                    5              12



DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer